UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2008

AMERICAN LORAIN CORPORATION (Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation)	0-31619 (Commission File No.)	87-0430320 (IRS Employer Identification No.)

Beihuan Road Junan County Shandong, China 276600 (Address of Registrant's Principal Executive Offices)

(86) 539-7318818
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On August 1, 2008, the Board of Directors (the "Board") of American Lorain Corporation (the "Company") increased the number of members of the Board from one to five and elected Mr. Yundong Lu, Mr. Hao Chen, Mr. David Yaudoon Chiang and Mr. Maoquan Wei to serve as members of the Board. In addition, on August 1, 2008, Mr. Lu was appointed as the Chief Operating Officer of the Company.

Since January 1, 2008, the Company has not entered, and does not currently propose to enter, into any transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000 and in which any of the newly elected directors had or will have a direct or indirect material interest.

In addition, on August 1, 2008, the Board established an Audit Committee, Compensation Committee and Nominating Committee and appointed Messrs. Chen, Chiang and Wei to serve as members of such committees. The Board has appointed Mr. Chen as the initial chairman of the Audit Committee, Mr. Wei as the initial chairman of the Compensation Committee and Mr. Chiang as the initial chairman of the Nominating Committee. The Board has determined that Messrs. Chen, Chiang and Wei satisfy the criteria for independence under the SEC rules for independence of audit committee members (although these rules do not technically apply because the company is not listed on a national securities exchange).

Messrs. Chen and Wei shall be paid RMB 100,000 per year and Mr. Chiang shall be paid US $25,000 per year plus $5,000 for each board meeting attended by Mr. Chiang, solely as compensation to such directors for their board or board committee service.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

Date: August 6, 2008	By: /s/ Si Chen
Name: Si Chen Title: Chief Executive Officer